Exhibit 99.2

Eiger BioPharmaceuticals Announces Completion of Dosing in Phase 2 LOWR HDV – 3 Study at National Institutes of Health (NIH)

PALO ALTO, Calif., July 20, 2016 / PRNewswire / — Eiger BioPharmaceuticals, Inc. today announced the completion of dosing of LOWR HDV – 3 (LOnafarnib With Ritonavir in Hepatitis Delta Virus – 3) at the National Institutes of Health (NIH) Clinical Center in Bethesda, Maryland. LOWR HDV – 3 is a double-blinded, randomized, placebo-controlled study designed to evaluate the efficacy and tolerability of three doses of lonafarnib – 50 mg, 75 mg and 100 mg – once daily, each combined with ritonavir 100 mg once daily for 12 or 24 weeks. Twenty-one patients with chronic hepatitis delta were randomized into one of six treatment groups.

“The NIH Clinical Center previously completed the first proof-of-concept Phase 2 study involving lonafarnib in hepatitis delta infected patients, and these results were published in The Lancet Infectious Diseases in 2015,” said Christopher Koh, MD, study lead and staff clinician at the National Institute of Diabetes and Digestive and Kidney Diseases, part of the NIH. “Now that we have completed dosing in a second study with lonafarnib in patients with chronic hepatitis delta, we look forward to reporting results.”

“Hepatitis delta causes the most aggressive form of human viral hepatitis, with fast progression to cirrhosis and other life-threatening complications, and is a major health burden all over the world,” said Eduardo Martins, MD, DPhil, Senior Vice President of Liver and Infectious Diseases Drug Development at Eiger BioPharmaceuticals. “LOWR HDV – 3 is designed to help elucidate the antiviral potential of once daily dosing of lonafarnib in combination with ritonavir in a longer duration study, and we eagerly await results.”

About Sarasar® (lonafarnib)

Lonafarnib is a well-characterized, late-stage, orally active inhibitor of farnesyl transferase, an enzyme involved in modification of proteins through a process called prenylation. HDV uses this host cell process inside liver cells to complete a key step in its life cycle. Lonafarnib inhibits the prenylation step of HDV replication inside liver cells and blocks the virus life cycle at the stage of assembly. Since prenylation is carried out by a host enzyme, this compound may present a higher barrier to development of viral resistance mutations during therapy. Lonafarnib has been dosed in over 100 HDV-infected patients across international research centers and is in Phase 2 development for HDV. Lonafarnib has been granted Orphan Drug Designation by the US FDA and European Medicines Agency (EMA), and Fast Track Designation by US FDA. Lonafarnib is not approved for any indication, and is licensed from Merck Sharp & Dohme Corp. (known as MSD outside of the United States and Canada).

About Hepatitis Delta Virus (HDV)

Hepatitis Delta (or Hepatitis D) is caused by infection with HDV and is considered to be one of the most severe forms of viral hepatitis in humans. Hepatitis D occurs only as a co-infection in individuals harboring Hepatitis B Virus (HBV). Hepatitis D leads to more severe liver disease than HBV alone and is associated with accelerated liver fibrosis, liver cancer, and liver failure. Hepatitis D is a disease with a significant impact on global health, and due to migration, may affect up to approximately 15 million people worldwide. The prevalence of HDV varies among different parts of the world. Globally, HDV infection is reported to be present in approximately 5-6% of chronic Hepatitis B carriers. The prevalence of HDV in patients infected with chronic HBV is even higher in certain regions, including certain parts of Mongolia, China, Russia, Central Asia, Pakistan, Turkey, Africa, and South America, with an HDV prevalence as high as 60% being reported in HBV-infected patients in Mongolia and Pakistan.

About Eiger

Eiger is a clinical-stage biopharmaceutical company committed to bringing to market novel products for the treatment of rare diseases. The company has built a diverse portfolio of well-characterized product candidates with the potential to address diseases for which the unmet medical need is high, the biology for treatment is clear, and for which an effective therapy is urgently needed.

Note Regarding Forward-Looking Statements

This press release contains forward-looking statements that involve substantial risks and uncertainties. All statements, other than statements of historical facts, included in this press release regarding our strategy, future operations, future financial position, future revenue, projected expenses, prospects, plans and objectives, intentions, beliefs and expectations of management are forward-looking statements. These forward-looking statements may be accompanied by such words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “intend,” “may,” “plan,” “potential,” “project,” “target,” “will” and other words and terms of similar meaning. Examples of such statements include, but are not limited to, whether or not pegylated interferon lambda-1a or lonafarnib or ubenimex or exendin (9-39) may be further developed and approved, statements relating to the availability of cash for Eiger’s future operations, Eiger’s ability to develop its drug candidates for potential commercialization, the timing of the commencement and number and completion of Phase 2 trials and whether the products can be successfully developed or commercialized. Various important factors could cause actual results or events to differ materially from the forward-looking statements that Eiger makes, including the risks described in the “Risk Factors” sections in the Annual Report on Form 10-K for the period ended December 31, 2015 and Eiger’s periodic reports filed with the SEC. Eiger does not assume any obligation to update any forward-looking statements, except as required by law.

SOURCE Eiger Bio, Inc.

Investors: Jim Shaffer, Eiger Bio, Inc., 919-345-4256, jshaffer@eigerbio.com